Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Proposed Offering

of 4,500,000 Shares of Common Stock

FRANKLIN, Tenn. – May 4, 2015 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced a proposed underwritten public offering of 4,500,000 shares of its common stock.

Acadia intends to use the proceeds from the offering to repay outstanding debt on the revolving line of credit under its existing amended and restated senior credit agreement, to fund its acquisition activity and for general corporate purposes. In connection with the offering, Acadia intends to grant to the underwriters a 30-day option to purchase up to an additional 675,000 shares of the common stock.

BofA Merrill Lynch, Jefferies and UBS Investment Bank are acting as joint book-running managers for the offering, and Citigroup, Raymond James, RBC Capital Markets, Avondale Partners, Baird and Craig-Hallum Capital Group are acting as co-managers. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The shares of common stock are being offered pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com; (ii) Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340 or by e-mail at prospectus_department@jefferies.com; or (iii) UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

Acadia Healthcare Announces Proposed Offering

     of 4,500,000 Shares of Common Stock

May 4, 2015

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 208 behavioral healthcare facilities with approximately 8,600 beds in 37 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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